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Exhibit 6

Protective Life Insurance Company
Post Office Box 2605
Birmingham, Alabama 35202
205-879-9230

Statement of Opinion Regarding Aspects of
Protective Life Insurance Company Filing of a
Joint Survivorship Flexible Premium Variable and Fixed Life Insurance Policy
(File Numbers 333-          and 811-07647)

        In my capacity as Actuary for Protective Life Insurance Company, I have provided actuarial advice concerning (a) the Registration Statement describing the offer and sale of the above captioned modified single premium variable and fixed life insurance policies ("Policies") and (b) policy forms for the Policies.

        It is my professional opinion that:

          (1)   The illustrations of policy values, surrender values, death benefits and accumulated premiums in the prospectus contained in the Registration Statement are based on the assumptions stated in the illustrations, and are consistent with the provisions of the Policies. The rate structure of the policies have not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be more favorable to prospective non-smoker purchasers of Policies at age 45 than to prospective purchasers of Policies, for males or females, smokers or non-smokers, at other issue ages.

          (2)   The information contained in the example set forth in Appendix A of the prospectus covering death benefit calculations is based on the assumptions stated in the examples, and is consistent with the provisions of the Policies.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.

/s/ DAVID J. KEELEY David J. Keeley Second Vice President Protective Life Insurance Company

December 29, 2003

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Statement of Opinion Regarding Aspects of Protective Life Insurance Company Filing of a Joint Survivorship Flexible Premium Variable and Fixed Life Insurance Policy (File Numbers 333- and 811-07647)